Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:
Carey Hendrickson, Chief Financial Officer
Phone: 1-972-770-5600
chendrickson@capitalsenior.com
Press Contact:
Susan J. Turkell, 303-766-4343, sturkell@capitalsenior.com

CAPITAL SENIOR LIVING CORPORATION

REPORTS 2019 FIRST QUARTER RESULTS

Operational Initiatives Unveiled During First Quarter Start to Take Hold;

Early Indicators Show Signs of Operational Stabilization

DALLAS – (GLOBE NEWSWIRE) – May 9, 2019 – Capital Senior Living Corporation (the “Company”) (NYSE: CSU), one of the nation’s largest operators of senior housing communities, announced today operating and financial results for the first quarter ended March 31, 2019.

“While there is still much work to do as we continue to execute our Stabilize, Invest, Nurture and Grow strategy, we are encouraged by the emerging signs of operational stability indicated by our first quarter results. In what is typically the most challenging quarter of the year, our consolidated occupancy, NOI and NOI margin remained consistent with the fourth quarter of 2018, suggesting that our recent initiatives are taking hold and our operations are stabilizing. During the first quarter, we took several steps to improve our operational execution. We changed our structure and personnel in operations, sales and marketing; implemented several elements of our people strategy; expanded our centralized purchasing platform; and, implemented new processes to improve our data insights, analytics, and operational execution. I am pleased to see that these changes have been embraced by our community teams and have created a clear focus on our collective path forward,” said Kimberly S. Lody, President and Chief Executive Officer.

“We are fully committed to taking the necessary steps to continue improving the Company’s execution, operations and financial performance. Since joining the Company in early January, I have visited more than 30 of our communities across the U.S., interacting with both residents and employees to see how we can improve the quality of our care and operations. Based on these firsthand observations of our community leadership teams, real estate and the resident-centric care and services we provide, I believe – now more than ever – that we have a solid foundation upon which we can build an excellent future,” Lody added.

“While we expect market conditions to remain challenging throughout 2019, we are confident that we will continue making progress towards improving the consistency and predictability of our operating results. We look forward to emerging as a stronger Capital Senior Living for the benefit of our shareholders and all stakeholders,” Lody concluded.

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Operating and Financial Summary (all amounts in this operating and financial summary exclude two communities undergoing lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below and reconciliation of Non-GAAP measures to the most directly comparable GAAP measure on the final page of this release):

•	Revenue in the first quarter of 2019, including all communities, was $114.2 million, a $0.5 million, or 0.4%, decrease, from the first quarter of 2018.

•

Revenue for same communities, which excludes two communities undergoing lease-up or significant renovation and conversion and the Company’s two communities impacted by Hurricane Harvey, was $111.9 million in the first quarter of 2019, a decrease of 1.2%, versus the first quarter of 2018.

•

Occupancy for all communities was 83.1%, a decline of 10 basis points from the fourth quarter of 2018, and a decrease of 270 basis points from the first quarter of 2018 due in part to the re-opening of our two communities impacted by Hurricane Harvey in the third quarter of 2018. Occupancy for same communities was 84.4% in the first quarter of 2019, a decrease of 10 basis points from the fourth quarter of 2018, and a decrease of 170 basis points, when compared with the first quarter of 2018.

•

Average monthly rent for all communities was $3,615, an increase of $23, or 0.6%, from the first quarter of 2018. Average monthly rent for same communities was $3,619, an increase of $27 per occupied unit, or 0.8%, from the first quarter of 2018. Average monthly rent decreased 0.9% for all communities and 0.8% for same communities in the first quarter of 2019 when compared with the fourth quarter of 2018.

•	Income from operations, including all communities, was $2.0 million in the first quarter of 2019, versus $5.4 million in the first quarter of 2018.

•	The Company’s Net Loss for the first quarter of 2019, including all communities, was $13.0 million. This includes a $2.3 million impairment charge related to an asset held for sale at March 31, 2019.

•	Excluding items noted and reconciled on the final page of this release, the Company’s adjusted net loss was $5.9 million in the first quarter of 2019.

•

Adjusted EBITDAR was $34.3 million in the first quarter of 2019 compared with $37.9 million in comparable period last year. Adjusted EBITDAR is a financial valuation measure, rather than a financial performance measure, used by management and others to evaluate the value of companies in the senior living industry.

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•

Adjusted Cash from Facility Operations (“CFFO”) was $5.5 million in the first quarter of 2019, compared with $10.4 million in the first quarter of 2018. CFFO for the first quarter of 2019 includes a negative net impact of $0.5 million related to the Company’s adoption of the new lease accounting standard (“ASC 842”), effective January 1, 2019. There was no impact on Adjusted EBITDAR related to the adoption of the new lease standard.

Recent Investment Activity

On May 1, the Company closed on the sale of its community in Kokomo, Indiana, at a price of $5.0 million. The transaction resulted in approximately $1.4 million in net cash proceeds. The community had a negative CFFO contribution of approximately $0.2 million in 2018. The community was classified as held for sale on the Company’s balance sheet at March 31, 2019, and an impairment charge of $2.3 million was recorded in the first quarter of 2019. The Company is marketing a limited number of additional assets for potential divestiture. Some are under purchase and sale agreements, which are in the final phases of due diligence with anticipated closings within the next 90 days. These assets are expected to generate strong value and meaningful net cash proceeds for the Company.

Carey P. Hendrickson, the Company’s Chief Financial Officer, said: “Consistent with our normal business practices, the sale of Kokomo and the expected divestiture of additional communities, including the communities currently engaged in the due diligence process, are expected to strengthen our financial foundation and optimize our asset portfolio.”

Financial Results - First Quarter

For the first quarter of 2019, the Company reported revenue of $114.2 million, compared with revenue of $114.6 million in the first quarter of 2018. Revenue for consolidated communities excluding the two communities undergoing significant renovation and conversion, was $112.9 million, a decrease of 0.4%, in the first quarter of 2019 when compared with the first quarter of 2018.

Operating expenses for the first quarter of 2019 were $75.4 million, an increase of $3.7 million, or 5.2%, from the first quarter of 2018. Operating expenses in the first quarter of 2019 included a $1.2 million business interruption insurance credit related to the Company’s two Houston communities impacted by Hurricane Harvey to offset the lost revenues and continuing expenses, and to restore the communities’ net income for the first quarter of 2019 based on an approximate average of the communities’ net income in the seven months of 2017 prior to the hurricane. The business interruption credit was $1.6 million in the comparable period a year ago.

General and administrative expenses for the first quarter of 2019 were $7.6 million versus $6.0 million in the first quarter of 2018. Excluding transaction and conversion costs in both periods (including approximately $1.2 million related to separation and

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placement costs associated with the Company’s CEO and COO roles), general and administrative expenses decreased $0.1 million in the first quarter of 2019 versus the first quarter of 2018. As a percentage of revenues under management, general and administrative expenses, excluding transaction and conversion costs, were 5.1% in the first quarter of 2019, the same as in the first quarter of last year.

Income from operations for the first quarter of 2019 was $2.0 million. This compares with $5.4 million in the first quarter of 2018.

The Company’s Non-GAAP financial measures exclude two communities that are undergoing significant renovation and conversion (see “Non-GAAP Financial Measures” below).

Adjusted EBITDAR for the first quarter of 2019 was $34.3 million, compared with $37.9 million in the first quarter of 2018. Adjusted CFFO was $5.5 million in the first quarter of 2019 and $10.4 million in the first quarter of 2018. CFFO for the first quarter of 2019 includes a negative net impact of $0.5 million related to the Company’s adoption of the new lease accounting standard (“ASC 842”) effective January 1, 2019. There was no impact on Adjusted EBITDAR related to the adoption of the new lease standard.

Operating Activities

Same community results exclude two previously noted communities undergoing lease-up or significant renovation and conversion, as well as the two Houston communities impacted by Hurricane Harvey which are also in lease-up. Same-community results also exclude certain conversion costs.

Same-community revenue in the first quarter of 2019 decreased 1.2% versus the first quarter of 2018.

Same-community operating expenses increased 3.3% in the first quarter of 2019 versus the first quarter of 2018, excluding conversion costs in all periods. On the same basis, labor costs, including benefits, increased 2.4% in the first quarter, while food costs and utilities decreased 1.3% and 1.4%, respectively. Same-community net operating income decreased 8.5% in the first quarter of 2019 when compared with the same period a year ago.

Capital expenditures were $3.4 million for the first quarter of 2019.

Balance Sheet

The Company ended the first quarter with $35.2 million of cash and cash equivalents, including restricted cash. As of March 31, 2019, the Company financed its owned communities with mortgages totaling $978.0 million, at interest rates averaging 4.9%. The majority of the Company’s debt is at fixed interest rates excluding three bridge loans totaling approximately $80 million; two of which mature in 2020 and the other in 2021, and approximately $50 million of long-term variable rate debt under the Master Credit Facility. The earliest maturity date for the Company’s fixed-rate debt is in 2022.

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The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital and to fund the Company’s capital expenditures.

Q1 2019 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s 2019 first quarter financial results on Thursday, May 9, 2019, at 10:00 a.m. Eastern Time. To participate, dial 323-794-2423, and use confirmation code 7027397. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting May 9, 2019 at 11:00 a.m. Eastern Time, until May 17, 2019 at 11:00 a.m. Eastern Time. To access the conference call replay, call 719-457-0820, and use confirmation code 7027397. The conference call will also be made available for playback via the Company’s corporate website at https://www.capitalsenior.com/investor-relations/conference-calls/.

Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR is a financial valuation measure and Adjusted Net Income/(Loss) and Adjusted CFFO are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Adjusted EBITDAR is a valuation measure commonly used by Company management, research analysts and investors to value companies in the senior living industry. Since Adjusted EBITDAR excludes interest expense and rent expense, it allows Company management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

The Company believes that Adjusted Net Income/(Loss) and Adjusted CFFO are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business. Adjusted Net Income/(Loss) and Adjusted CFFO provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.

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The Company strongly urges you to review the reconciliation of net loss to Adjusted EBITDAR and the reconciliation of net income/(loss) to Adjusted Net Income/(Loss) and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows. This is included on the last page of this press release.

About the Company

Dallas-based Capital Senior Living Corporation is one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults. The Company’s 129 communities are home to nearly 12,000 residents across 23 states and provide compassionate, resident-centric service and care as well as engaging programming. Capital Senior Living offers seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit www.capitalsenior.com or connect with the Company on Facebook.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to generate sufficient cash flow to satisfy its debt and lease obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt and lease agreements; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Investor Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 or chendrickson@capitalsenior.com.

Press Contact Susan J. Turkell at 303-766-4343 or sturkell@capitalsenior.com.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share data)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$22,185	$31,309
Restricted cash	13,032	13,011
Accounts receivable, net	10,469	10,581
Federal and state income taxes receivable	152	152
Assets held for sale	4,850	—
Property tax and insurance deposits	8,587	13,173
Prepaid expenses and other	3,666	5,232

Total current assets	62,941	73,458
Property and equipment, net	1,023,707	1,059,049
Operating lease right-of-use assets, net	246,430	—
Deferred taxes, net	152	152
Other assets, net	10,279	16,485

Total assets	$1,343,509	$1,149,144

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,201	$9,095
Accrued expenses	38,206	41,880
Current portion of notes payable, net of deferred loan costs	17,044	14,342
Current portion of deferred income	5,051	14,892
Current portion of capital lease and financing obligations	1,672	3,113
Current portion of operating lease liabilities	44,623	—
Federal and state income taxes payable	559	406
Customer deposits	1,319	1,302

Total current liabilities	110,675	85,030
Deferred income	—	8,151
Capital lease and financing obligations, net of current portion	11,003	45,647
Operating lease liabilities, net of current portion	235,231	—
Other long-term liabilities	—	15,643
Notes payable, net of deferred loan costs and current portion	952,661	959,408
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 31,123 and 31,273 in 2019 and 2018, respectively	316	318
Additional paid-in capital	186,903	187,879
Retained deficit	(149,850)	(149,502)
Treasury stock, at cost – 494 shares in 2019 and 2018	(3,430)	(3,430)

Total shareholders’ equity	33,939	35,265

Total liabilities and shareholders’ equity	$1,343,509	$1,149,144

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Revenues:
Resident revenue	$114,176	$114,643
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	75,405	71,700
General and administrative expenses	7,570	6,022
Facility lease expense	14,235	14,214
Stock-based compensation expense	(978)	1,949
Depreciation and amortization expense	15,974	15,372

Total expenses	112,206	109,257

Income from operations	1,970	5,386
Other income (expense):
Interest income	57	37
Interest expense	(12,564)	(12,451)
Write-down of assets held for sale	(2,340)	—
Gain on disposition of assets, net	—	3
Other income	23	1

Loss before provision for income taxes	(12,854)	(7,024)
Provision for income taxes	(130)	(132)

Net loss	$(12,984)	$(7,156)

Per share data:
Basic net loss per share	$(0.43)	$(0.24)

Diluted net loss per share	$(0.43)	$(0.24)

Weighted average shares outstanding — basic	30,102	29,627

Weighted average shares outstanding — diluted	30,102	29,627

Comprehensive loss	$(12,984)	$(7,156)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2019	2018
Operating Activities
Net loss	$(12,984)	$(7,156)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,974	15,372
Amortization of deferred financing charges	432	428
Amortization of deferred lease costs and lease intangibles	—	212
Amortization of lease incentives	—	(433)
Deferred income	(41)	(61)
Operating lease expense adjustment	(702)	—
Write-down of assets held for sale	2,340	—
Gain on disposition of assets, net	—	(3)
Provision for bad debts	805	459
Stock-based compensation expense	(978)	1,949
Changes in operating assets and liabilities:
Accounts receivable	(695)	(1,746)
Property tax and insurance deposits	4,586	5,025
Prepaid expenses and other	487	208
Other assets	482	508
Accounts payable	(6,894)	(4,257)
Accrued expenses	(3,674)	(6,705)
Other liabilities	—	526
Federal and state income taxes receivable/payable	153	190
Deferred resident revenue	(453)	(12)
Customer deposits	17	(62)

Net cash (used in) provided by operating activities	(1,145)	4,442
Investing Activities
Capital expenditures	(3,353)	(5,616)
Proceeds from disposition of assets	—	3

Net cash used in investing activities	(3,353)	(5,613)
Financing Activities
Proceeds from notes payable	—	—
Repayments of notes payable	(4,333)	(5,723)
Cash payments for capital lease and financing obligations	(129)	(763)
Deferred financing charges paid	(143)	(42)

Net cash used in financing activities	(4,605)	(6,528)

Decrease in cash and cash equivalents	(9,103)	(7,699)
Cash and cash equivalents and restricted cash at beginning of period	44,320	31,024

Cash and cash equivalents and restricted cash at end of period	$35,217	$23,325

Supplemental Disclosures
Cash paid during the period for:
Interest	$11,167	$11,897

Income taxes	$7	$15

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Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q1 19	Q1 18	Q1 19	Q1 18	Q1 19	Q1 18
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	83	83	10,767	10,767	8,249	7,978
Leased	46	46	5,756	5,756	4,415	4,414

Total	129	129	16,523	16,523	12,664	12,392

Independent living			6,879	6,879	4,965	4,911
Assisted living			9,644	9,644	7,699	7,481

Total			16,523	16,523	12,664	12,392

II. Percentage of Operating Portfolio
Consolidated communities
Owned	64.3%	64.3%	65.2%	65.2%	65.1%	64.4%
Leased	35.7%	35.7%	34.8%	34.8%	34.9%	35.6%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			41.6%	41.6%	39.2%	39.6%
Assisted living			58.4%	58.4%	60.8%	60.4%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes two communities being repositioned/leased up and two communities impacted by Hurricane Harvey)

Selected Operating Results

	Q1 19	Q1 18
I. Owned communities
Number of communities	79	79
Resident capacity	10,248	10,248
Unit capacity (1)	7,805	7,791
Financial occupancy (2)	86.1%	87.6%
Revenue (in millions)	70.9	71.7
Operating expenses (in millions) (3)	47.6	46.0
Operating margin (3)	33%	36%
Average monthly rent	3,519	3,501
II. Leased communities
Number of communities	46	46
Resident capacity	5,756	5,756
Unit capacity	4,414	4,414
Financial occupancy (2)	81.3%	83.5%
Revenue (in millions)	41.0	41.6
Operating expenses (in millions) (3)	25.0	24.3
Operating margin (3)	39%	42%
Average monthly rent	3,804	3,760
III. Consolidated and Same communities (4)
Number of communities	125	125
Resident capacity	16,004	16,004
Unit capacity (1)	12,219	12,204
Financial occupancy (2)	84.4%	86.1%
Revenue (in millions)	111.9	113.3
Operating expenses (in millions) (3)	72.6	70.3
Operating margin (3)	35%	38%
Average monthly rent	3,619	3,592
IV. General and Administrative expenses as a percent of Total Revenues under Management
First quarter (5)	5.1%	5.1%
V. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium financing)
Total fixed rate mortgage debt	848,925	882,317
Total variable rate mortgage debt	129,949	76,442
Weighted average interest rate	4.88%	4.74%

(1)

Due to conversion and refurbishment projects completed at certain communities, unit capacity is higher in Q1 19 than Q1 18 for owned communities and same communities, which affects all groupings of communities.

(2)	Financial occupancy represents actual days occupied divided by total number of available days during the quarter.
(3)	Excludes management fees, provision for bad debts and transaction and conversion costs.
(4)

Since the Company has not completed any new acquisitions of communities, other than the four communities which were acquired during the first quarter of fiscal 2017 that were previously leased and already included in the Company’s consolidated operating results, consolidated and same communities are equivalent for the comparable periods and no longer require separate reporting by the Company.

(5)	Excludes transaction and conversion costs.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Adjusted EBITDAR
Net loss	$(12,984)	$(7,156)
Depreciation and amortization expense	15,974	15,372
Stock-based compensation expense	(978)	1,949
Facility lease expense	14,235	14,214
Provision for bad debts	805	459
Interest income	(57)	(37)
Interest expense	12,564	12,451
Write down of assets held for sale	2,340	—
Gain on disposition of assets, net	—	(3)
Other income	(23)	(1)
Provision for income taxes	130	132
Casualty losses	268	214
Transaction and conversion costs	276	249
Employee placement and separation costs	1,717	—
Communities excluded due to repositioning/lease-up	55	62

Adjusted EBITDAR	$34,322	$37,905

Adjusted Revenues
Total revenues	$114,176	$114,643
Communities excluded due to repositioning/lease-up	(1,289)	(1,354)

Adjusted revenues	$112,887	$113,289

Adjusted net loss and Adjusted net loss per share
Net loss	$(12,984)	$(7,156)
Casualty losses	268	214
Transaction and conversion costs	294	262
Employee placement and separation costs	1,717	—
Write down of assets held for sale	2,340	—
Gain on disposition of assets	—	(3)
Tax impact of Non-GAAP adjustments (25%)	(1,155)	(118)
Deferred tax asset valuation allowance	2,901	1,409
Communities excluded due to repositioning/lease-up	683	672

Adjusted net loss	$(5,936)	$(4,720)

Diluted shares outstanding	30,102	29,627

Adjusted net loss per share	$(0.20)	$(0.16)

Adjusted CFFO
Net loss	$(12,984)	$(7,156)
Non-cash charges, net	17,830	17,923
Operating lease payment adjustment to normalize lease commitments	(910)	—
Recurring capital expenditures	(1,148)	(1,186)
Casualty losses	268	214
Transaction and conversion costs	294	262
Employee placement and separation costs	1,717	—

Communities excluded due to repositioning/lease-up	438	389

Adjusted CFFO	$5,505	$10,446

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